Exhibit 10.1

SECOND AMENDMENT TO FORBEARANCE AGREEMENT AND
FIFTH LOAN MODIFICATION AGREEMENT

This Second Amendment to Forbearance Agreement and Fifth Loan Modification Agreement (this “Agreement”) is entered into as of August 31, 2010, by and among GAMETECH INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), U.S. BANK NATIONAL ASSOCIATION, a national banking association (“U.S. Bank”), BANK OF THE WEST, a national banking association (“BOW”, and, together with U.S. Bank, the “Lenders” and, each, a “Lender”), and U.S. BANK, in its separate capacity as agent for the Lenders (in such capacity, the “Agent”).

RECITALS

The Borrower, the Lenders and the Agent are parties to a Loan Agreement dated as of August 22, 2008 (as amended by a Loan Modification Agreement dated as of January 28, 2009, a Second Loan Modification Agreement dated as of March 16, 2010, the Forbearance Agreement defined below, a First Amendment to Forbearance Agreement and Fourth Loan Modification Agreement dated as of July 31, 2010, and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which the Borrower executed an Amended and Restated Promissory Note dated June 21, 2010 in favor of U.S. Bank in the original stated amount of $23,000,000 and an Amended and Restated Promissory Note dated June 21, 2010 in favor of BOW in the original stated amount of $15,000,000 (each as amended, restated, replaced, extended or otherwise modified from time to time, a “Term Note” and, collectively, the “Term Notes”), and an Amended and Restated Revolving Promissory Note dated June 21, 2010 in favor of U.S. Bank in the original stated amount of $2,000,000 (as amended, restated, replaced, extended or otherwise modified from time to time, the “L/C Note”, and, together with the Term Notes, the “Notes”).

The Borrower and the Agent are also parties to that certain Forbearance and Third Loan Modification Agreement dated as of June 21, 2010 (as amended by a First Amendment to Forbearance Agreement and Fourth Loan Modification Agreement dated as of July 31, 2010, and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Forbearance Agreement”).

Pursuant to the terms of the Loan Agreement, the Notes and the other Loan Documents (as defined in the Loan Agreement), the Borrower is obligated to, among other things, make certain payments of principal and interest under the Notes on the dates and in the manner set forth in the Notes, the Forbearance Agreement, the Loan Agreement and the other Loan Documents.  The Borrower has notified the Agent and the Lenders that it is unable to (among other things) make certain payments of principal and interest due on August 31, 2010, and certain Events of Default (as defined in the Loan Agreement) have occurred.

The Borrower has requested that the Agent and the Lenders forbear from taking certain actions available to them on account of such Events of Default and make certain amendments to the Loan Agreement and the Forbearance Agreement.  The Agent and the Lenders are willing to grant the Borrower’s requests pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Definitions.  Capitalized terms used and not otherwise defined herein shall have the meanings given them in the Loan Agreement or the Forbearance Agreement, as applicable.

2.           Amendments to the Forbearance Agreement.  The Forbearance Agreement is hereby amended as follows:

(a)           Amendment to Section 1 of the Forbearance Agreement (Definitions).  Section 1 of the Forbearance Agreement is hereby amended by adding or amending and restating, as applicable, the following definitions to read as follows:

“BOW Agreements” means the Promissory Note dated April 6, 2010 by the Borrower in favor of BOW in the original principal amount of $1,800,000, the Business Loan Agreement dated April 6, 2010 between the Borrower and BOW, and each of the Related Documents, as defined in such Business Loan Agreement.

“Forbearance Period” means the period commencing on the date hereof and ending on the earliest of:

(a)           the occurrence of the Stated Forbearance Termination Date;

(b)           a default of, breach of, or failure to perform any term, covenant or agreement on the part of the Borrower under, this Agreement;

(c)           the occurrence of an Event of Default (other than the Specified Events of Default), or an event that, with giving of notice or passage of time or both, would constitute an Event of Default (other than the Specified Events of Default);

(d)           the chief executive officer of the Borrower or the consultant engaged by the Borrower pursuant to Section 14 hereof shall resign or be terminated by the Borrower, or such consultant shall no longer have all of the authority and responsibilities set forth in the Engagement Agreement (as defined in Section 14 hereof);

(e)           the occurrence of a default under any evidence of indebtedness, loan agreement, credit agreement, security agreement, mortgage or deed of trust, bond, debenture, note, securitization agreement or other evidence of indebtedness or similar obligation of the Borrower or any of its Subsidiaries, including without limitation any default under any of the BOW Agreements (other than the Forbearance Specified Events of Default, as defined in that certain Forbearance Agreement dated as of September 3, 2010, between the Borrower and BOW); or

(f)           the exercise or enforcement by BOW of any of its rights or remedies with respect to any such Forbearance Specified Event of Default or any other default, breach or event of default, however defined, under or otherwise with respect to any of the BOW Agreements.

“Specified Events of Default” means the breach or default of the Borrower under the following provisions of the Loan Documents for the period or as of the date described below:

Section/Covenant	Date/Period	Required Performance	Actual Performance
Section 5.8 of the Loan Agreement	May 2, 2010	Delivery of quarterly financial statements and compliance certificate within 45 days after the end of each fiscal quarter	June 21, 2010
Section 5.12(a) of the Loan Agreement	May 2, 2010	Cash Flow Leverage Ratio of at least 3.75 to 1.00	13.14 to 1.00
Section 5.12(b) of the Loan Agreement	May 2, 2010	Fixed Charge Coverage Ratio of at least 0.95 to 1.00	0.20 to 1.00
Section 5.12(c) of the Loan Agreement	May 2, 2010	Maintain current assets in excess of current liabilities of at least $2,500,000	($18,249,000)
Section 1 of the Term Notes	July 31, 2010	Payment of quarterly installments of principal of the Term Notes in an aggregate amount equal to $1,087,647.06	$0
Section 1 of the Term Notes	July 31, 2010	Payment of monthly installments of interest on the unpaid principal balance of the Term Notes	$0
Section 6 of the Forbearance Agreement	August 31, 2010	Payment of the Deferred Principal Payments in an aggregate amount equal to $1,087,647.06	$0
Section 1 of the L/C Note	August 31, 2010	Payment of the unpaid principal balance of the L/C Note in an amount equal to $750,000	$0

“Stated Forbearance Termination Date” means October 31, 2010.

(b)           Amendment to Section 6 of the Forbearance Agreement (Deferral of Certain Payments of Principal and Interest; Forbearance Fee).  Section 6 of the Forbearance Agreement is hereby amended and restated in its entirety to read as follows:

6.           Deferral of Certain Payments of Principal, Interest and Fees; Forbearance Fee.

(a) From June 15, 2010 through August 31, 2010, all Loans and other Obligations, including without limitation all Line of Credit Loans, shall bear interest at the Default Rate as defined in the Term Notes.  From September 1, 2010 and continuing thereafter until the Specified Events of Default are cured or waived to the written satisfaction of the Lenders, all Line of Credit Loans shall bear interest at the Default Rate as defined in the L/C Note and all other Loans and other Obligations, including without limitation the Term Loans, shall bear interest at the Default Rate as defined in the Term Notes.

(b) Three percent (3.00%) of the interest accruing at the applicable Default Rate set forth in clause (a) above shall be deferred and added to the outstanding principal balance of the Notes as of the last day of each calendar month (the “PIK Interest”), which PIK Interest shall be due and payable in cash on the termination of the Forbearance Period.

(c) All interest other than PIK Interest (the “Current Interest”) shall be due and payable in cash at the times and in the manner set forth in the Loan Documents; provided, however, that Current Interest accruing on the Term Loans from July 1, 2010 through July 31, 2010 shall be deferred and added to the outstanding principal balance of the Term Notes as of July 31, 2010 (the “Deferred Interest Payment”), which Deferred Interest Payment shall be due and payable in cash on October 31, 2010.

(d) The scheduled payments of principal due on July 31, 2010 under Section 1 of each Term Note shall be deferred from July 31, 2010 to October 31, 2010, and the scheduled payment of principal due on the Maturity Date of the L/C Note shall be deferred from August 31, 2010 to October 31, 2010 (such payments, collectively, the “Deferred Principal Payments”).  The Deferred Principal Payments shall be due and payable on October 31, 2010.

(e) Except as set forth in this Section 6, the Obligations shall be due and payable on the dates and in the manner set forth in the Loan Documents and shall not be deferred or delayed.

(f) On the date hereof, the Borrower shall pay to the Agent for the ratable benefit of each Lender in immediately available funds a forbearance fee (the “Forbearance Fee”) in an amount equal to $10,000.  The Forbearance Fee shall be deemed fully earned by the execution and delivery of this Agreement.

(g) Notwithstanding anything in this Section 6 to the contrary, if the incurrence of any PIK Interest, or adding the amount thereof as Secured Indebtedness (as defined in the Deed of Trust), would adversely affect the priority of the lien granted pursuant to the Deed of Trust to secure payment of all Secured Indebtedness as therein described, or would in any way adversely affect the enforceability of the Deed of Trust or any provision thereof, then payment of such PIK Interest shall be deemed secured by all Collateral, as defined in the Security Agreement, but shall not be deemed secured by the Deed of Trust or constitute Secured Indebtedness thereunder.

(c)           Amendment to Section 14 to the Forbearance Agreement (Engagement of Consultant).  Section 14 of the Forbearance Agreement is hereby amended and restated in its entirety to read as follows:

14.           Engagement of Consultant; Management.

(a)           Engagement of Consultant.  The Borrower shall continue to retain a consultant acceptable to the Borrower, the Agent and the Lenders.  The consultant shall have all of the authority and responsibilities set forth in that certain Agreement for Consulting Services dated as of July 16, 2010 between Borrower and Morris-Anderson & Associates, Ltd. (as amended, restated, supplemented or otherwise modified from time to time, and collectively with the MA&A Work/Project Authorization dated as of July 16, 2010, the “Engagement Agreement”). The Borrower shall not terminate, amend, alter or otherwise change the terms of the Engagement Agreement, whether by execution of an Authorization (as defined in the Engagement Agreement) or otherwise, without the prior written consent of the Agent and the Lenders.

(b)           Consultant; CEO.  The Borrower represents and warrants to the Agent and the Lenders that the consultant described in the foregoing clause (a) and the chief executive officer of the Borrower will, in addition to their other duties and responsibilities, (i) attend all meetings of, and receive copies of all communications to or among, the Board of Directors of the Borrower, (ii) attend all meetings and discussions among any of the Borrower’s directors, officers or employees regarding any acquisitions, divestitures, Investments, financings or related transactions by or for the benefit of the Borrower, and provide the Agent and the Lenders with a bi-weekly report of any such meetings and discussions, and (iii) internally control all cash disbursements and cash receipts of the Borrower and all employment decisions with respect to the employees and agents of the Borrower, and cause any disputes between such consultant and the chief executive officer to be resolved by independent members of the Borrower’s Board of Directors.

(c)            13-Week Cash Flow Budget.  Not later than 12:00 Noon (Reno, Nevada time) on the third Business Day of each week, the Borrower shall provide the Agent and the Lenders with a 13-week cash flow budget in form and content acceptable to the Lenders, which shall contain (without limitation) weekly variances and cumulative line item unfavorable variances not greater than ten percent (10.00%) on cash receipts or ten percent (10.00%) on cash disbursements, together with a description of any such variances.

(d)           Cash Disbursements to Certain Business Segments.  During the Forbearance Period, the Borrower shall not, nor will it permit any Subsidiary or agent to, make any direct or indirect cash disbursements to or for the benefit of the Borrower’s business segments identified in the attached Schedule A in an aggregate amount greater than those identified in Schedule A.

(d)           Addition of new Schedule A to the Forbearance Agreement (Cash Disbursements to Certain Business Segments).  The Forbearance Agreement is hereby amended by adding, as Schedule A thereto, Schedule A to this Agreement.

3.           Amendments to the Loan Agreement.  The Loan Agreement is hereby amended as follows:

(a)           Amendments to the Definitions of the Loan Agreement.  The Definitions contained in the Loan Agreement are amended by amending and restating the following definitions:

“Control Account”: Means the deposit account of the Borrower maintained with Bank of the West and numbered 003780098, as such account may be renumbered or recaptioned from time to time, together with all sub-accounts of such account, and any duplicate, corollary or replacement account of such account.

“Control Agreement”: That certain Control Agreement dated as of August 22, 2008 among the Borrower, the Agent and Bank of the West, as depositary, as the same may be amended, restated, supplemented or otherwise modified from time to time.

(b)           Amendment to Section 5.12(d) of the Loan Agreement (Liquidity Requirements).  Section 5.12(d) of the Loan Agreement is amended by amending and restating the second sentence thereof to read as follows:

The Borrower may not grant a security interest in the Control Account, or enter into any arrangements granting or purporting to grant control over or granting or purporting to grant any other rights or interest in the Control Account, to any Person other than (i) the Agent, to secure the Obligations, and (ii) Bank of the West, to secure repayment of obligations in an aggregate amount not to exceed the Subordinated Amount (as defined in the Intercreditor Agreement), pursuant to that certain Business Loan Agreement dated April 6, 2010 between Borrower and Bank of the West and that certain Promissory Note dated April 6, 2010 by Borrower in favor of Bank of the West, each as may be amended, restated, supplemented or otherwise modified from time to time to the extent authorized under the Intercreditor Agreement.

(c)           Amendment to Section 5.37 of the Loan Agreement (Capital Expenditures).  Section 5.37 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

5.37           Capital Expenditures.  Effective as of August 1, 2010, Borrower will not, nor will it permit any Subsidiary to, make, or be committed to make, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of Borrower and its Subsidiaries as prepared in accordance with GAAP; provided, however, that Borrower may make expenditures in connection with the purchase or acquisition of gaming equipment (and the related parts thereof) for purposes of leasing such equipment to customers in the ordinary course of its business in an aggregate amount not to exceed (i) $750,000 for the period commencing August 1, 2010 and continuing through October 31, 2010, and (ii) commencing November 1, 2010 and continuing thereafter, $750,000 per year.  Borrower represents and warrants to Agent and Lenders that, from November 2, 2009 through and including July 31, 2010, the Borrower and its Subsidiaries made expenditures for the purchase or other acquisition of fixed or capital assets in an aggregate amount equal to $2,084,000.

(d)           Amendment to Section 8.5(b) of the Loan Agreement (Application of Recoveries).  Section 8.5(b) of the Loan Agreement is amended by deleting the phrase “including interest calculated at the Default Rate” from clause (3) thereof and substituting the phrase “including interest calculated at the Default Rate or other default rate as determined under any other Loan Document” therefor.

4.           Acknowledgments of the Borrower. The Borrower acknowledges and agrees that (a) the Forbearance Agreement, the Loan Agreement, the Notes and the other Loan Documents are the valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, (b) the Borrower’s obligations under the Forbearance Agreement, the Loan Agreement, the Notes and the other Loan Documents, including but not limited to the Borrower’s obligation to pay and perform the Obligations, are subject to no defense, offset or counterclaim of any kind, and (c) the Specified Events of Default have occurred and continue to exist, and the Agent and the Lenders are accordingly entitled to, among other things, exercise their rights and remedies available under the Loan Documents.  The Borrower acknowledges that, by entering into the Forbearance Agreement, the Agent and the Lenders have agreed to forbear from exercising certain rights and remedies on account of the Specified Events of Default, but that nothing in this Agreement shall constitute a waiver of any such Specified Event of Default (other than the Administrative Fee Specified Event of Default on the terms and conditions set forth herein) or of any other breach, default or Event of Default.

5.           Release of Agent and Lenders. The Borrower hereby absolutely and unconditionally releases and forever discharges the Agent and the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured, known or unknown, liquidated, fixed or contingent, or direct or indirect.

6.           Representations and Warranties. The Borrower hereby represents and warrants to the Agent and the Lenders as follows:

(a)           The Borrower has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement and to perform its obligations under this Agreement, the Loan Agreement as amended by this Agreement, the Forbearance Agreement as amended by this Agreement, and the other Loan Documents to which the Borrower is a party.  This Agreement, the Loan Agreement as amended by this Agreement, the Forbearance Agreement as amended by this Agreement and the other Loan Documents to which the Borrower is a party have been duly and validly executed and delivered to the Agent by the Borrower, and this Agreement, the Loan Agreement as amended by this Agreement, the Forbearance Agreement as amended by this Agreement and the other Loan Documents to which the Borrower is a party constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms.

(b)           The execution, delivery and performance by the Borrower of this Agreement, the Loan Agreement as amended by this Agreement, the Forbearance Agreement as amended by this Agreement, and the other Loan Documents to which the Borrower is a party have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate the Borrower’s organizational documents or any provision of any law, rule, regulation or order presently in effect having applicability to the Borrower, or (iii) result in a breach of, or constitute a default under, any indenture or agreement to which the Borrower is a party or by which the Borrower or its properties may be bound or affected.

(c)           All of the representations and warranties contained in Article IV of the Loan Agreement and in the other Loan Documents are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate to (i) the Specified Events of Default or (ii) solely to an earlier date, in which case such representations and warranties were correct on and as of such date.

7.           Conditions Precedent. This Agreement shall be effective only if the Agent has received each of the following, each in form and substance acceptable to the Agent in its sole discretion:

(a)           this Agreement, duly executed by the Borrower;

(b)           an Acknowledgment and Agreement of the Guarantors, duly executed by each Guarantor;

(c)           evidence that the Borrower and BOW, in its separate capacity as lender to the Borrower under the Line of Credit Agreement (as defined in the Intercreditor Agreement), have executed a forbearance agreement pursuant to which BOW has agreed to forbear from exercising its rights and remedies as a consequence of events of default that have occurred under the Line of Credit Agreement;

(d)           a First Amendment to Deposit Account Control Agreement, duly executed by the parties thereto;

(e)           a First Amendment to Limited Subordination and Intercreditor Agreement, duly executed by the parties thereto;

(f)           revised certificates of insurance of the Borrower, together with certificates and endorsements showing the Agent, for the benefit of the Lenders, as mortgagee, additional insured and lender loss payee thereunder;

(g)           payment to the Agent of $10,000 in immediately available funds to the Agent, which amendment fee shall be for the pro rata account of the Lenders, together with payment of all fees and expenses then due and payable pursuant to Section 9 hereof; and

(h)           a Certificate of the Secretary of the Borrower certifying as to (i) the resolutions of the board of directors of the Borrower approving the execution and delivery of this Agreement; (ii) the fact that the certificate of incorporation and bylaws of the Borrower, which were certified and delivered to the Agent pursuant to the most recent certificate of secretary or assistant secretary given by the Borrower to the Lender, continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered; and (iii) certifying that the officers and agents of the Borrower who have been certified to the Agent, pursuant to the certificate of secretary or assistant secretary given by the Borrower to the Agent as being authorized to sign and to act on behalf of the Borrower continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Borrower authorized to execute and deliver this Agreement and all other documents, agreements and certificates on behalf of the Borrower.

8.           Continuing Effect.  Except as expressly set forth herein, all terms of the Forbearance Agreement, the Loan Agreement and the other Loan Documents remain in full force and effect. This Agreement does not constitute (a) a waiver or excuse of any payment required under the Loan Agreement or under any of the other Loan Documents (other than the Administrative Fee Specified Event of Default on the terms and conditions set forth herein), (b) a waiver of any breach, default or Event of Default (including without limitation the Specified Events of Default, other than the Administrative Fee Specified Event of Default on the terms and conditions set forth herein) under the Loan Agreement or the other Loan Documents, or (c) except as expressly set forth in Section 2 of the Forbearance Agreement, an agreement to forbear from action on account of any existing or future breach, default or Event of Default.  No failure or delay on the part of the Agent or the Lenders in exercising any right, power or remedy, whether hereunder or under any other document in its favor, shall operate as a waiver thereof; nor shall any single or partial exercise of such right preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies contained herein and under the other documents in favor of the Agent and the Lenders are cumulative and not exclusive of any remedies provided by law or by any Loan Document.

9.             Costs and Expenses.  The Borrower hereby reaffirms its agreement under Section 5.4 of the Loan Agreement to pay or reimburse the Agent and the Lenders on demand for all costs and expenses (including without limitation the charges and disbursements of outside counsel to the Agent or any Lender, determined on the basis of such counsel’s generally applicable rates, which may be higher than the rates such counsel charges the Agent or any Lender in certain matters) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof.

10.           Miscellaneous.  This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes any prior oral negotiations or agreements.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.  This Agreement shall be binding upon and shall accrue to the benefit of the parties and their successors and assigns.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement, taken together, shall constitute but one and the same instrument.  Section and paragraph headings contained herein are for reference only.  Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Signature page follows

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

GAMETECH INTERNATIONAL, INC., as Borrower

By: ______________________________________
      Name: _________________________________
      Title: __________________________________

U.S. BANK NATIONAL ASSOCIATION, as Agent and as a Lender

By: ______________________________________
      Name: _________________________________
      Title: __________________________________

BANK OF THE WEST, as a Lender

By: ______________________________________
      Name: _________________________________
                     Title: __________________________________